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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER ANNOUNCES INCREASED HOLDINGS IN NOVASOFT AG
Public Offer Effective to over 93%

        GREENWOOD VILLAGE, Colo.—November 24, 2004—CIBER, Inc. (NYSE: CBR), a leading international IT consultancy, announced today that it has acquired another 5,020,000 shares of Novasoft AG (FSE: NOVG) pursuant to open market purchases and from its formal offer to the public that began October 20, 2004 and that has now concluded. Combining these purchases with the shares CIBER initially acquired and shares held in treasury by Novasoft, CIBER now owns or controls 18,262,000 of Novasoft's 19,528,000 shares outstanding, or 93.5 percent.

        "There was clear support by the majority of Novasoft's minority shareholders to accept our offer. We will now proceed with routine procedures in Germany to reduce our ongoing costs of Novasoft remaining a public German company and proceed towards acquiring the balance of its shares," said Mac Slingerlend, CIBER's President and Chief Executive Officer.

        "We are not extending the public offer that concluded last week to Novasoft's minority shareholders. Doing so would only be more expensive and, in our opinion, inappropriate. However, public market purchases remain open to us as a way of getting liquidity to the remaining Novasoft shareholders and we will continue to acquire shares via this method," concluded Slingerlend.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia. With offices in 17 countries, annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.

CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2004. All rights reserved.

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CIBER ANNOUNCES INCREASED HOLDINGS IN NOVASOFT AG Public Offer Effective to over 93%